FEDERAL TRUST CORPORATION

                          ENTERS INTO LETTER OF INTENT
              WITH RESPECT TO PRIVATE RECAPITALIZATION TRANSACTION;
                        ANNOUNCES RESTATEMENT OF EARNINGS

Sanford, Florida (PR Newswire) August 11, 2008 -- Federal Trust Corporation (AMEX: FDT) today announced that it has entered into a non-binding letter of intent with Sidhu Advisors FDT, LLC, whereby Sidhu Advisors FDT, LLC, or a newly-formed affiliate, would invest at least $30 million in Federal Trust Corporation and acquire control of the Company. The proposed transaction remains subject to entering into a definitive agreement between Federal Trust Corporation and Sidhu Advisors FDT, LLC and other conditions, including completion of an updated due diligence review of Federal Trust Corporation by Sidhu Advisors FDT, LLC. It is expected that the terms of a proposed transaction would be subject to shareholder approval, as well as approval by the Office of Thrift Supervision. The letter of intent expires August 25, 2008.

President and Chief Executive Officer Dennis T. Ward stated, "We are extremely pleased to have received an interest in our company that would enable us to recapitalize Federal Trust Bank and assure we remain a strong viable financial institution. We have worked closely with Jay Sidhu. He is familiar with Federal Trust and we are familiar with his team. We look forward to working with Sidhu Advisors."

In addition, the Company is restating earnings previously reported for the quarter ended March 31, 2008, and those previously reported for the six months ended June 30, 2008. The restatement represents the Company's reassessment of the operating losses and trends in past due and non-performing loans over the past five quarters. As a result of this reassessment, the Company determined that it is more likely than not that the deferred tax asset will not be realized and therefore the Company recorded a deferred tax asset valuation allowance at March 31, 2008 of $9.1 million.

The valuation allowance and restatement will have no effect on the regulatory capital position of Federal Trust Bank, which remains "adequately capitalized" for regulatory purposes as of both March 31, 2008 and June 30, 2008. While the valuation allowance will reduce the previously reported earnings, it is a non-cash charge that has no effect on the Bank's liquidity. After this restatement, the Company will report a loss of $11.2 million for the three months ended March 31, 2008, compared to the $2.2 million loss as previously reported. For the three and six months periods ended June 30, 2008, the revised losses would be $4.6 million and $15.8 million, respectively, compared to losses of $2.8 million and $5.1 million as previously reported for these periods. These results will be reflected in the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2008, and an amendment to the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2008, which will be filed on a subsequent date with the Securities and Exchange Commission.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company's Executive and Administrative Offices are located in Sanford, in Seminole County, Florida.

Sidhu Advisors FDT, LLC is an investment vehicle controlled by Mr. Jay Sidhu. Mr. Sidhu is the former CEO of Sovereign Bancorp, Inc. Under Mr. Sidhu's leadership, Sovereign grew from approximately $600 million in assets to approximately $90 billion in assets and yielded an internal rate of return of approximately 24.2% for Sovereign's shareholders from 1991 until his departure in 2006. During a similarly stressed period, Sovereign, under Mr. Sidhu's leadership, yielded a 6.1x money total return for its shareholders over a

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five-year period beginning in 1991.  Griffin  Financial Group, LLC is serving as financial advisor to Sidhu Advisors FDT, LLC.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation's financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the reports Federal Trust Corporation files with the SEC that are available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust's website at http://www.federaltrust.com.

Contact:  Dennis T. Ward                               Gregory E. Smith
          President and Chief Executive Officer        Chief Financial Officer
          (407) 323-1833                               (407) 323-1833